EXHIBIT 2

TRANSACTIONS

Except for certain transactions described in Item 4, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on October 11, 2016.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE
Series X – Distributed Shares to Members	10/5/2016	3,223,897	0
Manager Holdco – Distributed Shares to Members	10/5/2016	4,400,515	0
CDCF II – Obtained Shares from Distribution to Members	10/5/2016	278,100	0
ColCo – Obtained Shares from Distribution to Members	10/5/2016	2,673,215	0
ColCap CAH – Obtained Shares from Distribution to Members	10/5/2016	53,464	0
Col AH – Obtained Shares from Distribution to Members	10/5/2016	2,288,767	0
CCCAH – Obtained Shares from Distribution to Members	10/5/2016	135,243	0
Holdings I – Distributed Shares to Limited Partners	10/5/2016	3,548,125	0
Holdings II – Obtained Shares from Distribution to Limited Partners	10/5/2016	145,328	0
Holdings II – Distributed Shares to Limited Partners	10/5/2016	1,034,337	0
Holdings III – Distributed Shares to Limited Partners	10/5/2016	14,288,824	0
Holdings IV – Distributed Shares to Limited Partners	10/5/2016	6,653,474	0